Exhibit 99.1	NEWS RELEASE RARE ELEMENT RESOURCES LTD. TSX: RES & NYSE AMEX: REE November 9, 2011 Ref: 24-2011

Rare Element Files September 30 Financial Results

And

Commencement of Preliminary Feasibility Study for Bear Lodge Project

Lakewood, CO - Rare Element Resources Ltd. (TSX: RES and NYSE-AMEX: REE) (the "Company" or “Rare Element”) announced that its unaudited consolidated financial statements and Form 10-Q, for the first quarter ended September 30, 2011 have been filed on www.sedar.com and www.sec.gov.

All dollar amounts stated below are in United States dollars.

First Quarter Ended September 30, 2011 Financial Highlights:

The net loss for the first quarter ended September 30, 2011 totaled $10.9 million or $0.25 per share as compared to a net loss of $5.5 million or $0.17 per share for the same period in 2010. The $5.4 million negative variance in net loss between the periods was due to the following:

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$3.7 million negative variance in the foreign exchange loss due to the impacts on the Company’s Canadian dollar cash balances as a result of the strengthening US dollar on the balance sheet date;

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$2.9 million negative variance in the stock-based compensation expense due to the granting of options to the recently hired executive during a period of high Company stock prices;

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$1.0 million negative variance in exploration spending due to increased activity at the Bear lodge property

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$0.4 million negative variance in general and administrative expenses due to increasing the number of employees; and

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Partially offset by $2.5 million positive variances in the mark to market gains on purchase warrants ($2.2 million) and an increased interest income ($0.3 million).

Cash and cash equivalents at September 30, 2011 were $64.2 million compared to $11.1 million as of September 30, 2010. The increase in cash was primarily due to the $57.5 million financing completed in December 2010 and the exercise of almost all of the Company’s outstanding warrants.

Rare Element currently has 44.1 million common shares outstanding and 48.0 million common shares outstanding on a fully diluted basis.

The unaudited financial statements are available through the Canadian securities regulatory authorities at www.sedar.com, and with the Securities and Exchange Commission at www.sec.gov. They are also available on the Company’s website at www.rareelementresources.com.

Preliminary Feasibility Study:

Rare Element is pleased to announce that the preliminary feasibility study (PFS) has commenced for the Bear Lodge project. A team of internationally-recognized engineers and consultancy companies have been assembled to complete this study. Roche Engineering, Inc. from Salt Lake City, Utah will be the lead engineers, with support from ORE Reserves Engineering, JT Boyd and Associates, and Knight Piesold and Co., all from Denver, Colorado. This study is scheduled to be completed by the end of January 2012.

Rare Element Resources Ltd (TSX: RES & NYSE Amex: REE) is a publicly traded mineral resource company focused on exploration and development of rare-earth elements and gold on the Bear Lodge property.

Rare-earth elements are key components of the green energy technologies and other high-technology applications. Some of the major applications include hybrid automobiles, plug-in electric automobiles, advanced wind turbines, computer hard drives, compact fluorescent lights, metal alloys, additives in ceramics and glass, petroleum cracking catalysts, and a number of critical military applications. China currently produces more than 95 percent of the 130,000 metric tonnes of rare-earths consumed annually worldwide, and China has been reducing its exports of rare-earths each year. The rare-earth market is growing rapidly, and is projected to accelerate if green technologies continue to be implemented on a broad scale.

ON BEHALF OF THE BOARD

David P. Suleski, CFO

For information, refer to the Company’s website at www.rareelementresources.com or contact:

Anne Hite, Director of Investor Relations (720) 278-2460 ahite@rareelementresources.com .

Dave Suleski, (720) 278-2460 dsuleski@rareelementresources.com

Neither TSX nor its Regulation Services Provider (as that term is defined in the policies of the TSX) accepts responsibility for the adequacy or accuracy of this release.

Forward Looking Statements

Except for statements of historical fact, certain information contained herein constitutes forward-looking statements. Forward looking statements are usually identified by our use of certain terminology, including “will”, “believes”, “may”, “expects”, “should”, “seeks”, “anticipates”, “has potential to”, or “intends’ or by discussions of strategy or intentions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results or achievements to be materially different from any future results or achievements expressed or implied by such forward-looking statements. Forward-looking statements are statements that are not historical facts, and include but are not limited to, estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to the effectiveness of the Company’s business model; future operations, products and services; the impact of regulatory initiatives on the Company’s operations; the size of and opportunities related to the market for the Company’s products; general industry and macroeconomic growth rates; expectations related to possible joint and/or strategic ventures and statements regarding future performance.

Forward-looking statements used in this discussion are subject to various risks and uncertainties, most of which are difficult to predict and generally beyond the control of the Company. If risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected. Forward-looking statements in this document are not a prediction of future events or circumstances, and those future events or circumstances may not occur. Given these uncertainties, users of the information included herein, including investors and prospective investors are cautioned not to place undue reliance on such forward-looking statements.